Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheets combines the historical consolidated financial position of BMBC and its subsidiaries and of RBPI and its subsidiaries and as adjusted to reflect the acquisition by BMBC of RBPI using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of RBPI will be recorded by BMBC at their respective fair values as of the date the Merger is completed. The unaudited pro forma consolidated combined balance sheet gives effect to the Merger, as if the transaction had occurred on September 30, 2017.

The Merger was announced on January 31, 2017, and the Merger agreement provides that each outstanding share of RBPI Class A Stock and RBPI Class B Stock, other than shares of RBPI common stock that BMBC, its subsidiaries and RBPI’s subsidiaries hold and shares that RBPI holds as treasury shares, will become, by operation of law, the right to receive 0.1025 and 0.1179 shares of BMBC common stock, respectively. The unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of BMBC and RBPI, as filed with the SEC.

The unaudited pro forma consolidated balance sheets included herein are presented for informational purposes only and do not necessarily reflect the financial condition of the combined company had the companies actually been combined as of the date presented. The adjustments included in these unaudited pro forma consolidated balance sheets are preliminary and may be revised. The unaudited pro forma consolidated balance sheets and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of BMBC and RBPI, as filed with the SEC.

	CONSOLIDATED				BANK ONLY
(dollars in thousands)	BMBC	RBPI	Merger Adjustment	Combined	BMT	RBA	Merger Adjustments	Combined
Assets:
Interest-bearing deposits with banks (1)	$36,870	$13,333	$(12,330)	$37,873	$36,870	$13,333	$(12,330)	$37,873
Investment securities - available for sale	471,721	159,794	—	631,515	471,721	158,787	—	630,508
Investment securities - held to maturity	6,255	—	—	6,255	6,255	—	—	6,255
Investment securities - trading	4,423	—	—	4,423	3,989	—	—	3,989
Loans held for sale	6,327	—	—	6,327	6,327	—	—	6,327
Portfolio Loans:
Consumer	31,306	2,909	—	34,215	31,306	2,909	—	34,215
Commercial and Industrial	597,595	110,861	—	708,456	597,595	110,861	—	708,456
Commercial Mortgages	1,224,571	290,203	—	1,514,774	1,224,571	290,203	—	1,514,774
Construction	133,505	78,389	—	211,894	133,505	78,389	—	211,894
Tax Certificates	—	1,290	—	1,290	—	1,290	—	1,290
Residential Mortgages	422,524	55,643	—	478,167	422,524	55,643	—	478,167
Home equity loans & liens	206,974	—	—	206,974	206,974	—	—	206,974
Leases	60,870	55,270	—	116,140	60,870	55,270	—	116,140
Total portfolio loans & leases (2)	$2,677,345	$594,565	$(21,190)	$3,250,720	$2,677,345	$594,565	$(21,190)	$3,250,720

Earning assets	3,202,941	767,692	(33,520)	3,937,113	3,202,507	766,685	(33,520)	3,935,672

Cash and due from banks (3)	$8,682	$11,775	$(15,000)	$5,457	$8,682	$7,997	$(15,000)	$1,679
Allowance for loan and lease losses (4)	(17,004)	(10,123)	10,123	(17,004)	(17,004)	(10,123)	10,123	(17,004)
Premises and equipment	44,544	4,748	—	49,292	42,158	4,748	—	46,906
Accrued interest receivable	9,287	2,975	—	12,262	9,287	2,975	—	12,262
Mortgage servicing rights	5,732	—	—	5,732	5,732	—	—	5,732
Goodwill (5)	107,127	—	67,647	174,774	97,036	—	67,647	164,683
Other intangible assets (6)	21,407	—	3,863	25,270	24,672	—	3,863	28,535
BOLI	39,881	16,459	—	56,340	39,881	16,459	—	56,340
FHLB stock	16,248	—	—	16,248	16,248	—	—	16,248
Deferred income taxes (7)	9,646	7,426	12,859	29,931	9,528	7,426	15,484	32,438
Other investments	8,941	—	—	8,941	8,555	—	—	8,555
Other assets (8)	19,389	8,882	(1,000)	27,271	12,715	9,001	(1,000)	20,716
Total assets	$3,476,821	$809,834	$44,972	$4,331,627	$3,459,997	$805,168	$47,597	$4,312,762

Liabilities and shareholder equity:
Interest-bearing deposits:
Now and money market	$1,115,996	$196,999	$—	$1,312,995	$1,115,996	$196,999	$—	$1,312,995
Savings deposits	264,273	81,814	—	346,087	264,273	81,814	—	346,087
Wholesale non-maturity	48,620	—	—	48,620	48,620	—	—	48,620
Wholesale time	178,610	—	—	178,610	178,610	—	—	178,610
Retail time deposits (9)	316,068	251,177	5,376	572,621	316,068	251,177	5,376	572,621
Total interest-bearing deposits	$1,923,567	$529,990	$5,376	$2,458,933	$1,923,567	$529,990	$5,376	$2,458,933
Noninterest-bearing deposits	760,614	97,076	—	857,690	779,853	98,592	—	878,445
Total deposits	$2,684,181	$627,066	$5,376	$3,316,623	$2,703,420	$628,582	$5,376	$3,337,378
Short-term borrowings	180,874	15,000	—	195,874	180,874	15,000	—	195,874
Long-term FHLB advances and other borrowings	134,651	60,000	—	194,651	134,651	60,000	—	194,651
Subordinated notes (10)	29,573	25,774	(7,500)	47,847	—	—	—	—
Other liabilities and Accrued Interest Payable (3)	45,650	21,419	(15,000)	52,069	42,620	21,195	(15,000)	48,815
Shareholder equity (11)	401,892	59,876	62,795	524,563	398,432	79,692	57,920	536,044
Non-controlling interest (12)	—	699	(699)	—	—	699	(699)	—
Total liabilities and shareholder equity	$3,476,821	$809,834	$44,972	$4,331,627	$3,459,997	$805,168	$47,597	$4,312,762

Footnote	NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

(1)	Adjustment reflects a $12.3 million estimate (net of income tax expense) of one-time merger costs.
(2)	The $21.2 million reduces the carrying value of acquired loans to their fair value.
(3)	Adjustment reflects a $15.0 million cash payment to fully fund and settle the Supplemental Executive Retirement Plan ("SERP") at closing.
(4)	In accordance with acquisition method of accounting, RBPI’s $10.1 million allowance for loan losses has been reversed.
(5)	The $67.6 million acquisition method accounting adjustment represents the difference between the fair value of all assets and liabilities acquired and the implied purchase consideration.
(6)

The $3.9 million adjustment is the establishment of a core deposit intangible ("CDI") which estimates the fair value of RBPI’s core deposit base, comprised of non-maturity deposits, and is amortized through the earnings over a ten-year period.

(7)

Adjustment represents the reversal of a portion of the reserve placed against a deferred tax asset associated with a net operating loss which will be partially realizable by BMBC and a net deferred tax asset related to fair value adjustments of loans, core deposit intangible, OREO, time deposits, borrowings, and subordinated debt.

(8)	The $1.0 million reduces the carrying value of acquired tax lien certificates to their fair value.
(9)

The $5.4 million acquisition method accounting adjustment on certificates of deposit adjusts their carrying value to fair value. This adjustment will be amortized through the income statement as a reduction of interest expense over the remaining term of these deposit.

(10)

The $7.5 million acquisition method accounting adjustment to subordinated debt, adjusts its carrying value to estimated fair value. This adjustment will be amortized through the income statement as an increase in interest expense over the remaining term of the debt.

(11)	These pro forma adjustments represent the net impact of the issuance of BMBC common stock in connection with the merger and the elimination of RBPI's stockholders' equity.
(12)	Adjustment eliminates the non-controlling interest which will no longer exist after the close of the transaction.